Exhibit (h)(iii)

JOHN HANCOCK ASSET-BASED LENDING FUND

CLASS S SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

June 15, 2022

WHEREAS, John Hancock Asset-Based Lending Fund (the “Fund”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and offers for public sale shares of beneficial interest (the “Shares”);

WHEREAS, the Fund relies on an exemptive order issued by the Securities and Exchange Commission to issue multiple classes of Shares;

WHEREAS, the Shares are divided into one or more classes, one of which is designated Class S Shares;

WHEREAS, the Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for the Class S Shares, and the Board of Trustees of the Fund (the “Board,” and each member thereof, a “Trustee”) has determined that there is a reasonable likelihood that adoption of said plan will benefit the Class S Shares and their shareholders; and

WHEREAS, the Fund has entered into a distribution agreement with John Hancock Investment Management Distributors LLC (the “Distributor”) pursuant to which the Distributor has agreed to serve as distributor of the Shares;

NOW, THEREFORE, the Fund, with respect to the Class S Shares, hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (“Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.             A.    Class S Shares shall pay quarterly distribution and/or service fees equal to 0.85% per annum of the aggregate value of the Fund’s Class S Shares outstanding determined as of the last calendar day of each month (prior to any repurchases of Shares and prior to the management fee being calculated), or such fee may be paid, or calculated and accrued, at such other intervals as the Board may determine.

B.        The distribution and service fees payable hereunder are payable subject to the requirements of Rule 5110 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) as described in the Fund’s registration statement until such time as the Fund can comply with the requirements of the exception in FINRA Rule 5110(h)(2)(L), including the requirement to limit the total amount of compensation paid to participating members to the amount permitted by the sales charge limitations of FINRA Rule 2341, or any successor rule, in which case the underwriting compensation provisions of FINRA Rule 5110 will not apply. Amounts expended in support of the activities described in Paragraph 2.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in FINRA Rule 2341. Solely for purposes of FINRA Rule 2341 calculations, amounts expended in support of the activities described in Paragraph 2.B. of this Plan will be deemed not to exceed 0.25% of the Fund’s net assets attributable to Class S Shares.

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2.             A.     As distributor of the Fund’s Shares, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class S Shares, including, but not limited to, (i) compensation to selling firms and others (including affiliates of the Distributor) that engage in or support the sale of Class S Shares; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Class S Shares. The Distributor may use service fees to compensate selling firms and others for providing personal and account maintenance services to shareholders.

B.            The Distributor may spend such amounts as it deems appropriate on the administration and servicing of Class S shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service Class S shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

3.             Amounts paid to the Distributor by Class S Shares will not be used to pay the expenses incurred with respect to any other class of Shares; provided, however, that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or net assets of each class, as may be approved from time to time by a vote of a majority of the Trustees.

4.             The Fund pays, and will continue to pay, a management fee to John Hancock Investment Management LLC (“JHIMS”) pursuant to an investment management agreement between the Fund and JHIMS. It is recognized that JHIMS may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class S Shares, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by the Fund to JHIMS should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class S Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

5.             This Plan shall take effect on June 15, 2022, and shall continue in effect for successive periods of one (1) year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees who are not “interested persons” of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

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6.             Any person authorized to direct the disposition of monies paid or payable, if any, by the Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7.             This Plan may be terminated without penalty at any time (a) by the vote of a majority of the Board, including a majority of the Trustees who are not “interested persons” of the Fund, as defined in the 1940 Act, or by a vote of a majority of the Fund’s outstanding Class S Shares, or (b) upon sixty (60) days’ written notice to the Distributor. The Distributor may terminate the Plan without penalty upon sixty (60) days’ written notice to the Fund.

8.             This Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class S Shares, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval.

9.             While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Fund, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

10.          The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six (6) years from the date of expiration of the Plan or agreement, as the case may be, the first two (2) years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 4 hereof for a period of not less than six (6) years from the date of such report, the first two (2) years in an easily accessible place.

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IN WITNESS WHEREOF, the Fund has executed this Plan, as amended, pursuant to Rule 12b-1 as of the day and year set forth below.

JOHN HANCOCK ASSET-BASED LENDING FUND
By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

Agreed and assented to:
JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS LLC
By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

DATE: June 15, 2022
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